Perini Corporation
                               73 Mt. Wayte Avenue
                         Framingham, Massachusetts 01701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1997



TO THE STOCKHOLDERS OF PERINI CORPORATION:

         NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of PERINI CORPORATION will be held at State Street Bank and Trust Company, Enterprise Room, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 15, 1997, at 10:00 a.m., for the following purposes:

A. To elect four Class I Directors, to hold office for a three-year term, expiring in 2000 and until their successors are chosen and qualified.

B. To consider and ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the fiscal year ending December 31, 1997.

C. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 7, 1997, as the record date for the determination of the stockholders entitled to vote at the meeting.

         Stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign, date and return the accompanying form of proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.



                                            By order of the Board of Directors,
                                            Robert E. Higgins
                                            Acting Secretary



April 9, 1997

         The Annual Report of the Company, including financial statements for the year 1996, is being sent to stockholders concurrently with this Notice.

                               Perini Corporation
                               73 Mt. Wayte Avenue
                         Framingham, Massachusetts 01701

                                 PROXY STATEMENT

                       ANNUAL MEETING OF THE STOCKHOLDERS
                              OF PERINI CORPORATION

         This statement is furnished in connection with the solicitation of proxies by the Board of Directors of PERINI CORPORATION (hereinafter called the "Company") to be used at the annual meeting of the stockholders of the Company to be held at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 15, 1997, at 10:00 a.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised either by notice to the Secretary of the Company, the subsequent execution of another Proxy, or by voting in person at the meeting. It is anticipated that the Proxy Statement and the enclosed Proxy will be mailed to the stockholders of record on or about April 9, 1997.

         The Board of  Directors  has fixed  the close of  business  on April 7,
1997, as the record date for the determination of the stockholders entitled to vote at the meeting. As of April 7, 1997, the Company had outstanding 4,898,648 shares of common stock. Each share is entitled to one vote. In addition, the holders of 152,569 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), 150,150 shares issued at the closing on January 17, 1997 plus a dividend of 2,419 shares paid on March 15, 1997, have the same voting rights as holders of Common Stock, equal to the number of shares of Common Stock into which the Series B Preferred Stock can be converted (or 3,151,540 shares of Common Stock). Therefore, the maximum aggregate number of votes available as of the record date and entitled to vote at the annual meeting is 8,050,188.

         Holders of the Company's $2.125 Depositary Convertible Exchangeable Preferred Shares (each of which represents 1/10 share of $21.25 Convertible Exchangeable Preferred Stock) are not entitled to notice of or to vote on any matters scheduled to come before the meeting.

STOCKHOLDER VOTE REQUIRED

         The presence, in person or by proxy, of at least a majority in interest of the total number of outstanding shares of Common Stock (or 8,050,188 voting rights) is necessary to constitute a quorum for transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted as present for determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

         A quorum being present, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each of the nominees for director. The vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1997. Abstentions and broker non-votes will not be counted as voting at the Annual Meeting and, therefore, will not have an effect on the election of directors or ratification of auditors.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 10, 1997. In addition, stockholder proposals and director nominations must comply with the requirements of the Company's By-Laws.

                                       A.

                              ELECTION OF DIRECTORS


         In accordance with the Company's By-Laws and Massachusetts law, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised of 12 members as follows:

Class I: Marshall M. Criser, Arthur J. Fox, Jr., Nancy Hawthorne, and Michael R. Klein are the four nominees for election as Directors at this Annual Meeting to serve until the 2000 Annual Meeting of Stockholders and until their successors are chosen and qualified.

Class II:   Richard J. Boushka, Jane E. Newman and Bart W. Perini were the three nominees elected as Directors at the 1995 Annual Meeting to serve until the 1998 Annual Meeting of Stockholders and until their successors are chosen and qualified. Effective January 17, 1997, Ronald N. Tutor was appointed a Class II Director by the
            Company's Board of Directors to serve until the 1998 Annual
            Meeting of Stockholders and until his successor is duly elected and qualified.

Class III:  Albert A. Dorman, John J. McHale and David B. Perini were the three nominees elected as Directors at the 1996 Annual Meeting to serve until the 1999 Annual Meeting of Stockholders and until their successors are chosen and qualified. Effective January 17, 1997, Douglas J. McCarron was appointed a Class III Director by the Company's Board of Directors to serve until the 1999 Annual
            Meeting of Stockholders and until his successor is duly elected and qualified.

         Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of Messrs. Criser, Fox, Klein, and Ms. Hawthorne as Directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors does not contemplate that any nominee will be unable to serve as a Director for any reason, but, if that should occur prior to the meeting, the proxy holders will select another person in his or her place and stead. Information regarding these nominees for election as Directors, as well as each Director whose term is not scheduled to expire until the 1998 and 1999 Annual Meeting of Stockholders, is set forth below.

         The Board recommends a vote FOR the election of each of the nominees for election as Directors.

               OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS


         The following table sets forth certain information concerning beneficial ownership as of February 28, 1997 of the Common Stock of the Company by each Director and named Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Also, included in the table with respect to each Director is principal occupation or employment during the past five years, age and the period served as a Director of the Company.



                                                                         Number of Shares of Common Stock of the
                                                                               Company Beneficially Owned
                                                                               On February 28, 1997(1)(2)
                                                                   ------------------------------------------------

                                                       Served        Sole Voting
                                                        as a             and
      Name and Principal Occupation                   Director       Investment                                       Percentage
         For The Past Five Years             Age        Since           Power            Shared         Aggregate      of Class
----------------------------------------    ------   -----------   ---------------   --------------   -------------  -------------
David B. Perini (3)(6)                        59        1970          162,251  (7)     205,449  (8)         367,700      7.45%
  Chairman and Chief Executive
  Officer

John J. McHale (5)                            74        1962            4,305  (9)           0                4,305        *
  Formerly Deputy Chairman,
  Montreal Baseball Club Ltd.

Richard J. Boushka (5)(6)                     62        1975            5,105  (9)           0                5,105        *
  Principal, Boushka Properties, a
  private investment firm

Bart W. Perini                                57       1971 to         16,621 (10)     205,449 (11)         222,070      4.53%
  Formerly President and Chief                         1976 &
  Operating Officer of Perini Land                      Since
  and Development Company                               1979

Marshall M. Criser (3)(4)(5)                  68        1985            4,105  (9)         200 (12)           4,305        *
  Chairman, Law Firm of Mahoney
  Adams and Criser; President
  Emeritus, University of Florida

Arthur J. Fox, Jr. (5)(6)                     73        1989            4,468 (13)           0                4,468        *
  Managing Director, Construction
  Industry Presidents Forum; Editor
  Emeritus, Engineering News-
  Record

Jane E. Newman (4)                            51        1992            2,484 (14)           0                2,484        *
  Executive Vice President, Exeter
  Trust Company, formerly
  President, Coastal Broadcasting
  Corp., formerly Assistant to the
  President of the U.S. (1989-1991)



                                                                            Number of Shares of Common Stock
                                                                            of the Company Beneficially Owned
                                                                               On February 28, 1997(1)(2)
                                                                   -----------------------------------------------

                                                       Served        Sole Voting
                                                        as a             and
      Name and Principal Occupation                   Director       Investment                                       Percentage
         For The Past Five Years             Age        Since           Power           Shared         Aggregate       of Class
-----------------------------------------   ------   -----------   ---------------  --------------   -------------   -------------
Albert A. Dorman (4)(5)                       70        1993             3,407(15)           0           3,407             *
  Founding Chairman AECOM
  Technology Corporation

Nancy Hawthorne (4)(6)                        45        1993             3,100(16)           0           3,100             *
  Executive Vice President,
  Continental Cablevision

Michael R. Klein (3)(4)(17)                   53        1997                 0               0               0             *
  Partner, Law Firm of Wilmer,
  Cutler & Pickering

Douglas J. McCarron (3)(5)(17)                46        1997                 0               0               0             *
  General President, United
  Brotherhood of Carpenters and
  Joiners of America

Ronald N. Tutor (3)(6)(17)                    56        1997           351,318(18)           0         351,318           7.17%
  Acting Chief Operating Officer
  since January 17, 1997, and
  President and Chief Executive
  Officer, Tutor- Saliba Corporation

Richard J. Rizzo                              53          -             28,778(19)           0          28,778             *
  Executive Vice President, Building
  Construction

John H. Schwarz                               58          -             21,117(20)           0          21,117             *
  Executive Vice President, Finance
  & Administration

Donald E. Unbekant                            65          -             35,852(21)           0          35,852             *
  Executive Vice President, Civil
  Construction

All directors and executive officers                                   642,911         205,649(21)     848,560          17.03%
as a group (15 persons)

-----------------------------------------
*  Less than one percent

(1) Beneficial ownership is the direct or indirect ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock (for example, through the conversion of shares of the Company's Series B Preferred Stock or $2.125 Depositary Convertible Exchangeable Preferred Shares, exercise of options or various trust arrangements) within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The shares owned by each person or by the group, and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3. Any securities not outstanding but which are subject to options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person. Since the holders of the Series B Preferred Stock have the same voting rights as holders of Common Stock, equal to the number of shares of Common Stock into which the Series B Preferred Stock can be converted, the aggregate percentage owned for each holder has been determined by dividing the aggregate total of shares beneficially owned, including the assumed conversion of the Series B Preferred Stock, by such holder, by the number of shares of Common Stock of the Company outstanding on February 28, 1997 plus the the number of shares of Common Stock into which the Series B Preferred Stock held by such holder could be converted at that date.

(2) The table does not include an aggregate of 12,640 shares allocated to named executive officers under the terms of the Perini Corporation Employee Stock Ownership Plan.

(3)  Member of the Executive Committee.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Committee.

(6)  Member of the Nominating Committee.

(7) Includes 6,460 shares in his children's names for which he has Power of Attorney giving him voting power. Includes 40,500 shares for which Mr. Perini holds options. Includes 198 shares of Common Stock resulting from the assumed conversion of 300 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock). Includes 56,499 shares, held in testamentary trust established under the will of Louis R. Perini, Sr. David Perini is one of four trustees of such trust and is one of the beneficiaries of such trust.

(8) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial ownership, held by The Perini Memorial Foundation, Inc., a Massachusetts charitable corporation ("The Perini Foundation"), of which David B. Perini is one of three officers and directors.

(9) Includes 1,148 shares awarded on May 19, 1994, 366 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in payment of the 1996 director's annual retainer. See "Directors Compensation" on page 21.

(10) Includes 7,500 shares for which Mr. Perini holds options.

(11) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial interest, held by The Perini Foundation, of which Bart W. Perini is one of three officers and directors.

(12) Includes 200 shares which Mr. Criser owns jointly with his wife.

(13) Includes 1,148 shares awarded on May 19, 1994, 214 shares awarded on March 21, 1989 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in payment of the 1996 director's annual retainer. See "Directors Compensation" on page 21.

(14) Includes 1,148 shares awarded on May 19, 1994 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,336 shares of Common Stock received in payment of the 1996 director's annual retainer. See "Directors Compensation" on page 21.

(15) Includes 1,148 shares awarded on May 19, 1994, and 303 shares awarded on March 10, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in payment of the 1996 director's annual retainer. See "Directors Compensation" on page 21.

(16) Includes 1,148 shares awarded on May 19, 1994 and 196 shares awarded December 7, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in payment of the 1996 director's annual retainer. See "Directors Compensation" on page 21.

(17) Holders of the Series B Preferred Stock have the right to elect and/or nominate for election three directors to the Board of Directors. Messrs. Klein, McCarron and Tutor were elected and/or nominated by the holders of the Series B Preferred Stock.

(18) Includes 351,318 shares held in the name of Tutor-Saliba Corporation, a company of which Mr. Tutor is the sole stockholder and Chief Executive Officer.

(19) Includes 14,000 shares for which Mr. Rizzo holds options.

(20) Includes 9,000 shares for which Mr. Schwarz holds options.

(21) Includes 14,000 shares for which Mr. Unbekant holds options.

(22) The number of shares beneficially owned by all Directors and named executive officers as a group (see Note 1 above) has been adjusted to eliminate the duplicate inclusion of 205,449 shares owned by The Perini Foundation.

     David B. Perini and Bart W. Perini are first cousins.

         The Board of Directors met twenty times during 1996. The Board of Directors has a Compensation Committee, the duties of which are summarized in "The Compensation Committee Report" on pages 14 to 16 herein. The Compensation Committee held eleven meetings during 1996. The Board also has an Audit
Committee, the duties of which are to oversee the audit function of the Company's independent certified public accountants, to review periodically significant financial information relating to the Company and to act as a communication link between the Board of Directors and such certified public accountants. The Audit Committee met four times during 1996. The Board of Directors has a Nominating Committee which met once during 1996. This Committee does not accept nominations from shareholders. The Board of Directors has an Executive Committee. This Committee did not meet during 1996. The members of each such committee are identified in the above table. During 1996 all of the directors of the Company attended at least 75% of the meetings of the Board of Directors and its committees of which they are members.

         Except as set forth below, none of the Directors is a director of any company which is subject to the reporting requirements of the Securities
Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.


Name of Director                                     Director of
----------------                                     -----------

Richard J. Boushka .......................  Tremont Corporation

Marshall M. Criser  ......................  Barnett Banks, Inc.
                                            Bell South Corporation
                                            Emerald Funds
                                            FPL Group, Inc.

Nancy Hawthorne ..........................  New England Zenith Fund

Michael R. Klein . . . . . . . . . . . . . .National Educational Corporation
                                            Steck Vaughn Publishing Corporation

Jane E. Newman............................  NYNEX Telecommunications
                                            Consumers Water Company
                                            Public Service Co. of N.H.

David B. Perini  .........................  State Street Boston Corp.

Ronald N. Tutor . . . . . . . . . . . . . . Southdown, Inc.

                        CERTAIN OTHER BENEFICIAL HOLDERS

         The  following   table  sets  forth  certain   information   concerning
beneficial ownership as of February 28, 1997 of the Common Stock of the Company by certain other holders of in excess of 5% of the Common Stock of the Company.

         According to the information available to the Board of Directors no person owns of record or beneficially more than 5% of the outstanding Common Stock of the Company except as set forth below and except for David B. Perini and Ronald N. Tutor as set forth in the table relating to "Election of Directors" on pages 4 and 5:


                                                      Amount and
                                                      Nature of
                                                      Beneficial
                                                      Ownership             Percentage
                 Name and Address                         (1)                 of Class
-------------------------------------------------  ----------------       ---------------
Richard C. Blum & Associates, L.P.                        2,388,922 (2)            32.78%  (2)
909 Montgomery Street, Suite 400
San Francisco, CA  94133

PB Capital Partners, L.P.                                 1,907,626 (2)            28.03%  (2)
909 Montgomery Street, Suite 400
San Francisco, CA  94133

The Common fund for Non-Profit Organizations                481,296 (2)             8.95%  (2)
c/o Richard C. Blum & Associates, L.P.
909 Montgomery Street, Suite 400
San Francisco, CA  94133

The Union Labor Life Insurance Company Separate             712,649 (3)            12.70%  (3)
Account P
111 Massachusetts Avenue, NW
Washington, DC  20001

Perini Corporation                                          472,236 (5)             9.64%
Employee Stock Ownership Trust ("ESOT") (4)
73 Mt. Wayte Avenue
Framingham, MA  01701

Tutor-Saliba Corporation                                    351,318 (6)             7.17%
15901 Olden Street
Sylmar, CA  91342

Quest Advisory Corp.                                        327,000 (7)             6.68%
1414 Avenue of the Americas
New York, NY  10019

TCW Group, Inc.                                             289,300 (8)             5.91%
865 So. Figueroa Street
Los Angeles, CA  90017

-------------------------------------------------

(1)      See Footnote (1) on Page 6.

(2) Richard C. Blum & Associates, L.P. ("RCBA"), is the sole general partner of PB Capital Partners, L.P. ("PB Capital") which beneficially has shared voting and investing power in 92,350 shares of Series B Preferred Stock (voting power equal to 1,907,626 shares of Common Stock). In addition, RCBA is an investment adviser to The Common Fund for Non-Profit Organizations for the account of its Equity Fund ("The Common Fund") which beneficially has shared voting and investing power in 23,300 shares of Series B Preferred Stock (voting power equal to 481,296 shares of Common Stock). Richard C. Blum & Associates, Inc. ("RCBA Inc."), also at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is the sole general partner of RCBA. Richard C. Blum is the Chairman of the Board and a substantial shareholder of RCBA Inc. Mr. Blum disclaims beneficial ownership of all securities reported in the table except to the extent of his pecuniary interest therein. The Common Fund expressly disclaims membership in any group with RCBA, Richard C. Blum or any other related entity and disclaims beneficial ownership of securities owned directly or indirectly by any other person or entity.

(3) In December 1996, PB Capital and the Company entered into a stock assignment and assumption agreement whereby PB Capital assigned its right to purchase 34,500 shares of the Series B Preferred Stock to The Union Labor Life Insurance Company Separate Account P ("Union") which beneficially has sole voting and investing power in 34,500 shares of Series B Preferred Stock (voting power equal to 712,649 shares of Common Stock). The Company has been further advised that PB Capital entered into an agreement with Union pursuant to which Union agreed to refrain from disposing of its interest in the Company until the earlier of five years after its acquisition or the dissolution of PB Capital. Union also has the right to make earlier dispositions or a pro rata basis to the extent PB Capital disposes of its shares.

(4) Robert E. Higgins, John E. Chiaverini and Robert J. Howard are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.

(5) The ESOT has sole voting and investing power for 110,618 shares. In addition, there are 361,618 shares held by the Trust that have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.

(6) Represents sole voting and investing power based on information contained in Schedule 13D of Tutor-Saliba Corporation dated March 9, 1995 and subsequent direct communications by the Company with the appropriate representatives of Tutor-Saliba Corporation. Ronald N. Tutor, a Director and Acting Chief Operating Officer of the Company, effective January 17,
     1997, is also the sole stockholder and Chief Executive Officer of Tutor-Saliba Corporation.

(7) Represents sole voting and investing power based on information contained in Schedule 13G of Quest Advisory Corp. (a New York corporation) and Quest Management Company (a Connecticut general partnership) dated February 15, 1996.

(8) Represents sole voting and investing power based on information contained in Schedule 13G of the TCW Group, Inc. dated February 12, 1997.

Voting Agreement

         In accordance with the terms of the Series B Preferred Stock Purchase Agreement, the Company, PB Capital, David B. Perini, Perini Memorial Foundation, David B. Perini Testamentary Trust, Ronald N. Tutor, and Tutor-Saliba Corporation (collectively the "Stockholders") entered into an agreement (the "Voting Agreement") on January 17, 1997, whereby the Stockholders agreed to vote all of the shares of Common Stock and Series B Preferred Stock (collectively, the "Perini Voting Stock") owned by them or over which they have voting control in favor of the election to the Board of Directors of the Company of one representative designated by PB Capital at this Annual Meeting. The Voting Agreement (which represents a minimum of 32% of the voting power at the meeting) will terminate immediately after this meeting if the designated director (Mr. Klein) is elected.

Change In Control

         The Company is a party to the Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990 and as amended and restated as of January 17, 1997, with The State Street Bank and Trust Company as Rights Agent (the "Rights Agreement"). Under the Rights Agreement, the Company issued a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company. Each Right entitles the holder thereof to purchase one one-hundredth of a share (a "Unit") of the Company's Series A Junior Participating Cumulative Preferred
Stock at a cash exercise price of $100.00 per Unit. The Rights Agreement initially expired on September 23, 1998.

         The purpose of the Rights Agreement is to prevent hostile attempts to acquire control of the Company by making such attempts prohibitively expensive unless the Board of Directors acts to redeem the Rights. Under the Rights Agreement, certain anti-takeover provisions become operative in the event a person or group acquires beneficial ownership of (i) 20% or more of the then outstanding shares of Common Stock (the date of such announcement of such acquisition being the "Stock Acquisition Date") or (ii) 10% or more of the then outstanding shares of Common Stock if the Board of Directors determines that such person or group is adverse to the interest of the Company (an "Adverse Person").

         On January 17, 1997, the Company sold and issued 150,150 shares of the

Series B Preferred Stock to an investor group led by Richard C. Blum & Associates, L.P., for $30 million. The Series B Preferred Stock is convertible into 3,101,571 shares of Common Stock or approximately 39% of the currently outstanding Common Stock on a diluted basis. The issuance and sale of the Series B Preferred Stock with its conversion right may be deemed to have constituted a "Change of Control" for purposes of disclosure under the Securities Exchange Act of 1934. In addition, to the extent the Company elects to pay dividends in the form of additional Series B Preferred Stock, the investor group will be able to acquire additional shares of Common Stock upon conversion. But for the amendment of the Rights Agreement as discussed below, the issuance of the Series B Preferred Stock would have triggered the anti-takeover provisions of the Rights Agreement.

         Concurrently with the issuance of the Series B Preferred Stock, the Company amended the Rights Agreement to provide that the issuance of the Series B Preferred Stock and the Common Stock, into which such stock is convertible, will not give rise to a Stock Acquisition Date and that none of the holders thereof will be deemed to be an Adverse Person, thereby avoiding the triggering of the anti-takeover provisions of the Rights Agreement. Included in the amendment were additional provisions to lower the threshold for the occurrence of a Stock Acquisition Date form 20% to 10%, effective until January 21, 2007 and to extend the expiration of the Rights Agreement to January 21, 2007. The primary purpose of the additional provisions is to maintain the availability of certain net operating losses for the Company's use in the future; however, it may also be deemed to have an "anti-takeover" effect as any acquisition of 10% or more of the Company's Common Stock could result in the loss of the Company's tax benefits, thus making the Company less attractive in any possible takeover.

         Holders of the Series B Preferred Stock also have the right to elect three of the five members of the Executive Committee. Thus, the members of the Executive Committee nominated by the Series B Preferred Stockholders will have an effective veto over certain major decisions of the Company and will provide oversight to the Company's Chief Executive Officer.

                        THE COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Company consisted of five Directors during 1996, none of whom was an employee or an officer of the Company. The principal powers and duties of the Compensation Committee as established by the Board of Directors are:

1. To review the Executive Compensation programs and policies and to employ outside expert assistance, if required, to analyze Company compensation practices to assure that they are consistent with corporate goals and objectives;

2. To recommend to the Board of Directors for its approval the base salary of the Chief Executive Officer ("CEO") and to review and approve the salary recommendations of the CEO with respect to other members of top management;

3. To administer the Amended and Restated General and Construction Business Unit Incentive Compensation Plans; such administration shall include the power to (i) approve participants' participation in the Plans, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Plans, and establish rules and regulations and perform all other acts it believes reasonable and proper; and

4. To recommend to the Board of Directors annual profit and other targets for the Company for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan, for those corporate participants covered under this plan.

Compensation Policy

         The Compensation Committee strives to maintain corporate base salaries and the total compensation package appropriate to attract and retain highly qualified executives. This results in base salaries that generally are at the median range of those of other construction companies but allow executives to substantially exceed the median compensations levels when incentive compensation is earned. While recognizing that it may be difficult to find other companies with the same mix of business as the Company, the Committee, nevertheless, believes that a comparison with other construction companies is appropriate because the most substantial portion of the business of the Company is in the construction area. The construction companies used for comparison for compensation purposes include but are not limited to the same companies which make up the construction peer group shown in the Performance

Graph set forth in this proxy statement.

         The compensation program for executive officers is composed of three elements: base salaries, annual incentive bonuses and long term incentive stock awards. These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and annual incentive compensation bonuses result in immediate payout for performance and are largely tied to the profit and/or cash flow results of the specific business unit over which the individual has a direct influence. The value of the incentive stock awards depend upon longer term results and the appreciation in market value of the Company's Common Stock.

Executive Salary Increases in 1996

         The last salary increase for the CEO and the majority of senior officers was as of December, 1994. As of December 31, 1996 there has been no increase for the CEO and the majority of senior officers since the December 1994 changes.

         Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. The Compensation Committee has not established any policy regarding annual compensation to such executive officers in excess of $1,000,000. However, to date, no officer of the company has received compensation in excess of $1,000,000 for any annual period.

Compensation of the Chief Executive in 1996

         The base salary of the CEO remained throughout 1996 at the 1994 determined level of $412,000. In 1996, the CEO earned $136,000 in incentive compensation based principally on achievement of pre-established corporate goals prior to the real estate write down (see Note 4 to Notes to the Consolidated Financial Statements included in the Company's 1996 Annual Report which accompanies this Proxy Statement).

The Incentive Compensation Plan of the Company

         The  Incentive  Compensation  Plan is an  integral  part  of the  total compensation package of the CEO, the approximately twenty executives whose salaries are reviewed by the Compensation Committee, and at least sixty-five other employees of the Company. Eligibility and designated levels of participation are determined by the CEO subject to Compensation Committee approval. Eligibility to participate under the Plan is limited to individuals who are executives, managers and key employees of the Company and its wholly-owned subsidiaries, whose duties and responsibilities provide them the opportunity to (i) make a material and significant impact to the financial performance of the Company; (ii) have major responsibility in the control of the corporate assets; and (iii) provide critical staff support necessary to enhance operating profitability.

         Participants can achieve incentive compensation awards ranging from zero to as much as 100% of base salary depending basically on the performance of the participant's business unit compared to targets established by the Compensation Committee and each participant's level of participation, which is reviewed by the Compensation Committee. The mechanisms of the Plan are expressed in terms of level of participation, points deriving therefrom calculated on base salary, and achievements, principally in the financial area, of goals such as net income, cash flow, and pre-tax construction profits on a unit by unit basis. The members of the executive management group, which currently includes the CEO and three other executives, earn incentive compensation solely with reference to the above goals on a total company basis.

         No sums attributed to a participant in the Incentive Compensation Plan become vested until the Compensation Committee approves the payment, usually in March of each year. At the discretion of the Committee, payment can be made in cash, stock or a combination of cash and stock.

         In 1997, the Committee has authorized the payment of $2,834,000 of Incentive Compensation payments for 1996 operations, to sixty-seven participants, excluding participants in the real estate group. Payment of incentive compensation awards in 1997 will be paid 41% in cash and 59% in common stock (valued at fair market value, as defined). In 1992, the Committee determined to abolish the concept of accruing Incentive Compensation for participants in excess of the maximum annual amounts which could be paid. At December 31, 1996, $1,836,000 of accrued Incentive Compensation carryforward from years prior to 1992 remained committed but unpaid.

         The Incentive Compensation Plan for the real estate group is based on cash flow of the unit. The real estate group has been downsized and one of its primary goals is to achieve cash flow so that debt may be serviced or extinguished. In 1997, eight employees in the real estate group will receive $157,000 on account of 1996 operations. Of the twelve cash flow goals established for 1996 which consisted of net cash received from specified sales of assets and refinancing of debt, six were accomplished and six were not. At December 31, 1996, $37,000 of accrued incentive compensation carryforward from years prior to 1992 remained committed but unpaid.

                                     COMPENSATION COMMITTEE

                                     John J. McHale, Chairman
                                     Richard J. Boushka
                                     Marshall M. Criser
                                     Albert A. Dorman
                                     Arthur J. Fox, Jr.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table shows, for the years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the three other most highly compensated Executive Officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") in all capacities in which they served.


                                    Summary Compensation Table


                                        Annual Compensation                       Long-Term Compensation
                          ---------------------------------------------     --------------------------------
                                                                               Awards            Payouts
                                                                            -------------     --------------
                                                                              Number of
                                                                             Securities         Long-Term
                                                                             Underlying        Performance           All Other
        Name and                                   Bonus        Other          Options           Units -           Compensation
   Principal Position      Year      Salary         (1)          (2)           Granted            Payout                (3)
------------------------  -------  -----------  ------------  ---------     -------------     --------------     -----------------
David B. Perini            1996       $412,000      $136,000     $    -                 -             $    -          $1,100
Chairman & Chief           1995        412,000             -          -                 -                  -           1,100
Executive Officer          1994        400,700             -          -                 -                  -           1,900

Richard J. Rizzo           1996        273,000        90,000          -                 -                  -           1,100
Executive Vice             1995        273,000             -          -                 -                  -           1,100
President, Building        1994        260,400       166,800          -            10,000                  -           1,900
Construction

John H. Schwarz            1996        273,000        90,000          -                 -                  -           1,100
Executive Vice             1995        273,000             -          -            10,000                  -           1,100
President, Finance &       1994        216,500       114,100          -                 -                  -           1,700
Administration

Donald E. Unbekant         1996        273,000        90,000          -                 -                  -           1,100
Executive Vice             1995        273,000             -          -                 -                  -           1,100
President, Civil           1994        260,400       130,200          -            10,000                  -           1,900
Construction

------------------------

(1) Of the total bonus (or incentive compensation) reported for each of the Named Executive Officers, 59% has been paid in shares of the Company's Common Stock. The remaining amounts were paid in cash.

(2) Other annual compensation does not include a dollar amount which the Company is unable to quantify, but which is estimated at not more than the lesser of $50,000 or 10% of the compensation reported for each executive officer, resulting from executive perquisites which may be of personal benefit to such individuals.

(3) All other compensation represents estimated annual Company 401(k) and ESOP retirement contributions and, in 1996, consists of $200 of 401(k) and $900 of ESOP contributions for each of the Named Executive Officers.

Stock Options

         There were no stock options or SARS granted to any of the named Executive Officers during the year ended December 31, 1996.

Option Exercises and Holdings

         The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the year December 31, 1996 and unexercised options held as of December 31, 1996:



                                Aggregated Option Exercises in the Last Fiscal Year
                                         and Fiscal Year-End Option Values


                        Number of
                        Securities
                        Underlying
                          Shares                                                          Value of Unexercised In-the-
                         Acquired        Value            Number of Unexercised             Money Options at Fiscal
       Name            on Exercise      Realized       Options at Fiscal Year-End                 Year-End (1)
-------------------   --------------   ----------   ---------------------------------   --------------------------------

                                                     Exercisable       Unexercisable     Exercisable      Unexercisable
                                                    --------------    ---------------   -------------    ---------------
David B. Perini                 0            $ 0            40,500             12,500        $ -               $ -
Richard J. Rizzo                0              0            14,000             12,500          -                 -
John H. Schwarz                 0              0             9,000             17,500          -                 -
Donald E.                       0              0            14,000             12,500          -                 -
Unbekant

---------------

(1) At December 31, 1996, all options listed had exercise prices in excess of the quoted market value.

Long-Term Performance Units

         Under the Performance Unit award feature of the 1982 Long-Term Plan, key employees may be contingently awarded a number of units which will be earned if specified financial performance goals are attained. A Performance Unit will give an employee the right to receive up to a maximum of 200% of the amount of the Performance Unit (nominally valued at $100) at the end of a specified period depending on the level of achievement of the specified financial performance goals.

         No awards were made under the terms of this Plan in 1994, 1995 and 1996 and the Company has no current plans to award such performance units in the future.

Pension Plan Disclosure

         The following table sets forth pension benefits payable based on an employee's remuneration ("final average earnings") and "years of service" as defined under the Company's non-contributory Retirement Plan ("the Plan") for all its full-time employees and to the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, pension benefits payable have been augmented based on the Company's Benefit Equalization Plan:


                                                        Pension Plan Table -
                                             Estimated Annual Pension Benefits (2) for
                                                    Years of Service Indicated (3)
                   ------------------------------------------------------------------------------------------------

Remuneration(1)         15 Years          20 Years            25 Years           30 Years            35 Years
---------------         --------          --------            --------           ---------           --------
    $125,000             $25,023            $33,364             $41,705            $41,705             $41,705
     150,000              30,648             40,864              51,080             51,080              51,080
     175,000              36,273             48,364              60,455             60,455              60,455
     200,000              41,898             55,864              69,830             69,830              69,830
     225,000              47,523             63,364              79,205             79,205              79,205
     250,000              53,148             70,864              88,580             88,580              88,580
     300,000              64,398             85,864             107,330            107,330             107,330
     400,000              86,898            115,864             144,830            144,830             144,830
     500,000             109,398            145,864             182,330            182,330             182,330

---------------

(1) Remuneration covered by the Plan and the Benefit Equalization Plan is limited to an employee's annual salary and for the Named Executive Officers is limited to the amounts in the Annual Salary column included in the Summary Compensation Table on page 17.

(2) The estimated annual benefits are calculated on a straight-line annuity basis and are not subject to any further deductions for social security since the Plan formula integrates the calculation of the benefits with certain adjustments for Social Security, as defined.

(3) The years of service for the Named Executive Officers are as follows: D.B. Perini (34 years), R.J. Rizzo (20 years), J.H. Schwarz (17 years) and D.E. Unbekant (13 years).

Performance Graph

                  Comparison of 5-year Cumulative Total Return
               Among Perini Corporation, AMEX Market Value Index,
              And Selected Construction and Real Estate Peer Groups

[GRAPHIC OMITTED]



                           1992      1993       1994        1995        1996
                           ----      ----       ----        ----        ----

Perini           $100       153       101         82          72          68
AMEX              100       101       120        106         137         145
Construction      100        93       100         86         114         120
Real Estate       100        92        96         96         111         150

----------

(1) The above graph compares the performance of Perini Corporation ("Perini") with that of the American Stock Exchange Market Value Index ("AMEX") and selected Construction and Real Estate Peer Groups. Companies in the Construction Peer Group Index ("Construction") are as follows: Guy F. Atkinson Company, Banister, Inc., Granite Construction, Inc., Morrison Knudsen Corporation and Turner Corporation. In 1996, Perini eliminated Kasler Corporation from its peer group listing because the Company was acquired. Companies in the Real Estate Peer Group Index ("Real Estate") are as follows: Newhall Land and Farming Company, AMREP Corporation, FPA
     Corporation, Major Realty Corporation, Christiana Companies, Inc., Rouse Company, and Mission West Properties.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1992, in each of Perini Corporation, the American Stock Exchange Market Value Index and selected Construction and Real Estate Peer Groups, with investment weighted on the basis of market capitalization.

Directors Compensation

         Fees for outside directors of the Company currently consist of an annual retainer fee of $16,000, plus $900 per Board meeting attended, as well as $900 per Committee meeting attended by members of the Executive, Audit, Compensation and Nominating Committees. During 1996, the directors received payment of their annual retainer fee of $16,000 in shares of the Company's Common Stock in four quarterly installments. The number of shares was based on a price equivalent to the average of the high and low prices prevailing on the American Stock Exchange on the first business day of each quarter and aggregated 1,756 shares of Common Stock for each Director. Meeting fees are paid on a quarterly basis in cash.

         On May 19, 1994, the Outside Directors at that time, Messrs. John J. McHale, Robert M. Jenney, Marshall A. Jacobs, Richard J. Boushka, Marshall M. Criser, Arthur J. Fox, Jr., and Albert A. Dorman and Ms. Jane E. Newman and Ms. Nancy Hawthorne were granted awards under the 1988 Perini Corporation Restricted Stock Plan for Outside Directors of 1,148 common shares each, subject to certain specified investment and transfer restrictions which expire on May 18, 1997, for zero consideration. Based on a price equivalent to the average of the high and low prices prevailing on the American Stock Exchange, the market value of the grants approximated $14,000, the amount of the annual retainer in 1994, per participant on the award date.

         In addition, Bart W. Perini retired as an active employee of the Company effective December 31, 1996. He will continue to serve as a Director. The Company entered into a severance agreement with Mr. Perini which, in recognition of his thirty-five years of service, provides for the continuation of his base salary and benefits, including health and life insurance and pension accrual, through December 31, 1998.

Employment Agreements

         In connection with the closing of the Series B Preferred Stock Purchase transaction on January 17, 1997, the Company entered into separate employment agreements with David B. Perini, Richard J. Rizzo, John H. Schwarz and Donald E. Unbekant. Under the terms of Mr. Perini's agreement, Mr. Perini will continue as Chief Executive Officer and Chairman of the Board of Directors of the Company (subject to election by the Board of Directors) for a period of three years. The agreement provides that Mr. Perini will receive his current salary, which will continue to be reviewed by the Board of Directors, and certain benefits, including, but not limited to, health and life insurance and pension accrual. In addition, Mr. Perini will continue to receive incentive compensation under the Company's current plans and pursuant to any plans which are in effect thereafter. Mr. Perini's agreement provides that he may voluntarily terminate his employment for any reason with 60 days notice to the Company. In such event, Mr. Perini would be entitled to receive his accrued salary and his accrued bonus up to the date of such termination. Mr. Perini's agreement also provides that, during the 90-day period following the first anniversary of the agreement, Mr. Perini may voluntarily terminate his employment for any reason with 90 days notice to the Company. In such event, Mr. Perini would be entitled to receive his salary and benefits for the balance of the contract term. In the event of termination of Mr. Perini's employment by the Company without cause or termination by Mr. Perini following a reduction in Mr. Perini's salary, as defined, a reduction in other benefits, a material change in his responsibilities at the Company or certain other events deemed to be a "Constructive Termination", Mr. Perini would be entitled to receive his base compensation and benefits for up to three years, depending on when the termination of employment occurred. In the event Mr. Perini's employment were terminated in accordance with any of the above provisions, his stock options would become fully exercisable and/or vested and could be exercised at any time during the salary continuation period (but not beyond the applicable option term).

         Each of the agreements with Messrs. Rizzo, Schwarz and Unbekant provides that the executive will continue to serve the Company, in the position or positions currently held, through December 31, 1997. Each agreement provides that the executive will receive his current salary, which will continue to be reviewed by the Board of Directors. Each executive will also continue to receive benefits, including, but not limited to, health and life insurance and pension accrual. In addition, each executive will continue to receive incentive compensation under the Company's plans as in effect from time to time. Each agreement provides that the executive may voluntarily terminate his employment for any reason with 60 days notice to the Company. In such event, the executive would be entitled to receive his accrued salary and his accrued bonus up to the date of such termination. Each agreement provides that, in the event of the termination of the executive's employment by the Company without cause or termination by the executive following a reduction in the executive's salary or other benefits, as defined, or a material change in the executive's responsibilities at the Company or certain other events deemed to be a "Constructive Termination," the executive would be entitled to receive his base compensation and benefits for the greater of one year or the remaining contract term. In the event the executive's employment were terminated in accordance with the above provision, his stock options would become fully exercisable and/or vested and could be exercised at any time during the salary continuation period (but not beyond the applicable option term).

Certain Transactions

         Effective January 17, 1997, the Company entered into a Management Agreement with Tutor-Saliba Corporation in accordance with the terms of the Series B Preferred Stock Purchase Agreement. Under the terms of the Management Agreement, Ronald N. Tutor, the sole stockholder and Chief Executive Officer of Tutor-Saliba Corporation, shall serve as Acting Chief Operating Officer of the Company through the earlier of December 31, 1998 or other dates, as defined in the Management Agreement, for an annual fee of $150,000. In addition, in order to provide incentive to Mr. Tutor in this role, he was granted non-qualified options on January 17, 1997 to purchase 150,000 shares of Common Stock of the Company at fair market value, as defined, on the date of grant. While these options vest immediately, they are not exercisable until forty months from date of grant and expire after eight years.

         The Company has participated in several joint ventures with Tutor-Saliba Corporation over the past 25 years and currently participates in active joint ventures with a total contract value in excess of $1 billion. For details on Tutor-Saliba Corporation's investment in Common Stock of the Company, see "Certain Other Beneficial Holders" table on pages 10 to 12.

         During 1984 the Company transferred certain income-producing real estate properties and joint venture interests to a new company, Perini Investment Properties, Inc. and distributed the common stock of that company to the Company's shareholders on a share-for-share basis. In 1992, that company changed its name to "Pacific Gateway Properties, Inc." ("PGP"), reflecting PGP's West Coast focus and minimal ongoing interdependence with the Company.

         The Company, through its wholly-owned subsidiary Perini Land and Development Company ("PL&D"), and PGP are general partners in a real estate joint venture known as Rincon Center Associates (a California limited partnership). PL&D is the managing general partner with a 46% interest and PGP is the other general partner with a 23% interest.

         Other  than  Rincon  Center,  where  the two  parties  have an  ongoing relationship in a specific project (see Note 11 to Notes to Consolidated Financial Statements where PGP is the other general partner referred to in the disclosure relating to the Rincon Center joint venture for additional information on this relationship), there are no longer any material business relationships between the Company and PGP.

                                       B.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         Upon recommendation of the Audit Committee, the Board has appointed the firm of Arthur Andersen LLP, independent public accountants, as its auditors for the fiscal year ending December 31, 1997. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with the foregoing appointment.

         Arthur Andersen LLP has audited the accounts of the Company and its subsidiaries since 1960. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders of the Company and will be available to respond to appropriate questions and to make a statement if they desire to do so.

         The Board recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

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                                       C.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matters, of which the Board of Directors is not aware, are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgement on such matters.

         The  Company  will  bear  the  cost of  solicitation  of  proxies.  The
solicitation   of  proxies  by  mail  may  be  followed  by  telephone  or  oral solicitation of certain stockholders and brokers.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.



                                            By order of the Board of Directors
                                            Robert E. Higgins
                                            Acting Secretary

Framingham, Massachusetts
April 9, 1997

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